EX 3.3
CERTIFICATE OF AMENDMENT TO THE
CERTIFICATE OF INCORPORATION OF
PRIORITY TECHNOLOGY HOLDINGS, INC.
Priority Technology Holdings, Inc., a corporation organized and existing under the laws of the Delaware (the “Company”), in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware (the “Code”), the certificate of incorporation and bylaws of the Company, hereby executes and submits the following Certificate of Amendment to the Certificate of Incorporation:
1.The name of the Company is Priority Technology Holdings, Inc.
2.The Second Amended and Restated Certificate of Incorporation of the Company as granted by the Secretary of Delaware on July 25, 2018 (the “Certificate”) is hereby amended by striking Section A of Article V thereof in its entirety and inserting in lieu thereof the following:
“A. [Reserved]”
3.The Certificate is hereby amended by striking Section B of Article V thereof in its entirety and inserting in lieu thereof the following:
“B. The Board of Directors is expressly authorized to make, repeal, alter, amend and rescind, in whole or in part, the bylaws of the Corporation (as in effect from time to time, the “Bylaws”) without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Certificate of Incorporation.”
4.The Certificate is hereby amended by striking Section D of Article VI thereof in its entirety and inserting in lieu thereof the following:
“D. Any or all of the directors (other than the directors elected by the holders of any series of Preferred Stock of the Corporation, voting separately as a series or together with one or more other such series, as the case may be) may be removed at any time either with or without cause by the affirmative vote of a majority in voting power of all outstanding shares of stock of the Corporation entitled to vote thereon, voting as a single class.”
5.The Certificate is hereby amended by striking Section B of Article VII thereof in its entirety and inserting in lieu thereof the following:
“B. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders; provided, however, that any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of Preferred Stock.”
6.The Certificate is hereby amended by adding the following to Section C of Article XI:
“12. “Exchange Act” means the Securities Exchange Act of 1934, as amended.
13. “Priority Holder” means Priority Investment Holdings, LLC and Priority Incentive Equity Holdings, LLC or their Affiliates.”

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7.That thereafter, pursuant to resolution of its Board of Directors, a meeting of the stockholders of said Company was duly called and held upon notice in accordance with Section 222 of the Code at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.
8.That said amendment was duly adopted in accordance with Section 242 of the Code.
9.The Certificate of Amendment shall be effective upon the filing with the Secretary of State.
[Remainder of Page Intentionally Left Blank]

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EX 3.3
IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be executed and attested by its duly authorized officers as of April __, 2021.

PRIORITY TECHNOLOGY HOLDINGS, INC.

                        By:
                        Name: [●]
                        Title: [●]

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